Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 18 DATED July 12, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             July 12, 1999       Book Entry: |X|
Issue Price:            100%                Certificated: |_|
Original Issue Date:    July 29, 1999       Principal Amount:    $ 50,000,000
Stated Maturity Date:   July 29, 2019       Net Proceeds:        $ 48,239,500
Interest Rate:          7.50%               Specified Currency:  U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Countrywide Securities Corporation

Minimum Denomination:   $1,000
Interest Payment Dates: January 29 and July 29, commencing
                        January 29, 2000
Record Dates:           January 14 and July 14

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
| | The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
|X| The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date: July 29, 2003      Optional Repayment Dates:
Initial Redemption Percentage:  100%
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: The Notes may be redeemed at any time, in whole or in part, on or after the Initial Redemption Date upon 10 business days' notice to the Holder.

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of May 31, 1999, the Guarantor did not have any secured indebtedness outstanding and CHL had $203,023,498 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $9,140,401,742 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                            --------------

     Effective June 17, 1999, CHL reduced the aggregate offering price of the Medium-Term Notes, Series H, issuable under the medium-term note program described in the Prospectus Supplement, dated November 10, 1998, to the Prospectus, dated November 10, 1998, to $2,250,000,000 from
$3,000,000,000.